EXHIBIT 5.01


                      Jenkens & Gilchrist Parker Chapin LLP
                              The Chrysler Building
                              405 Lexington Avenue
                               New York, NY 10174
                                 (212) 704-6000

                                                             September 24, 2001


American Medical Alert Corp.
3265 Lawson Boulevard
Oceanside, New York 11572

Gentlemen:

                  We have acted as counsel to American Medical Alert Corp. (the "Registrant") in connection with its Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "SEC") relating to the offering of up to 1,250,000 shares of Common Stock, par value $.01 per share, of the Registrant (the "Shares"), to employees and directors of, and consultants to, the Registrant or any parent or subsidiary of the Registrant upon the exercise of options granted by the Registrant under the Registrant's 2000 Stock Option Plan (the "Plan"), and such additional indeterminate number of shares of Common Stock as may be issued under the anti-dilution provisions of the Plan.

                  In rendering the opinions expressed below, we have examined the Registration Statement and originals or copies, satisfactory to us, of (i) the Registrant's Certificate of Incorporation, (ii) the Registrant's By-laws, and (iii) resolutions of the Registrant's board of directors and shareholders adopting the Plan. We have also reviewed such other matters of law and examined and relied upon all such corporate records and all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Registrant.

                  Our opinion is limited to the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

                  Finally, we are counsel admitted to practice only in the State of New York, and we express no opinions as to the applicable laws of any jurisdiction other than those of the State
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of New York, the General Corporate Law of the State of Delaware and the United
States of America.

                  Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued pursuant to the exercise of options granted or to be granted under the Plan will be, when issued pursuant to the provisions of the Plan, validly issued, fully paid and non-assessable.

                  We hereby consent to the filing of a copy of this opinion as an exhibit to the Registrant's Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (the "Act"), the rules and regulations of the SEC promulgated thereunder or Item 509 of the Regulation S-B promulgated under the Act.

                                        Very truly yours,

                                        /S/JENKENS & GILCHRIST PARKER CHAPIN LLP
                                           JENKENS & GILCHRIST PARKER CHAPIN LLP


                                        New York, New York
                                        September 24, 2001